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                     January 24, 2022

       Walter W. Bettinger II
       President and Chief Executive Officer
       The Charles Schwab Corporation
       3000 Schwab Way
       Westlake, TX 76262

                                                        Re: The Charles Schwab
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-09700

       Dear Mr. Bettinger II:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance